May 11, 2023

INSIDER TRADING POLICY

1. Purpose of the Policy

Canadian and United States securities laws prohibit "insider trading" and impose certain restrictions on trading in securities while in possession of material undisclosed information. The rules and procedures outlined in this Insider Trading Policy (the "Policy") have been implemented in order to prevent improper trading in the securities of Integra Resources Corp. ("Integra" or the "Company") or of companies with which the Company (or one or more of its subsidiaries) has a significant business relationship or with which the Company (or one or more of its subsidiaries) is proposing to enter into a business transaction.

It is the personal responsibility of each Director, officer and employee of the Company and its subsidiaries to ensure that, when they trade or propose to trade in the Company's securities or the securities of publicly traded companies with which the Company has business dealings, they comply with all applicable insider trading restrictions, including those referred to in this Policy.

This Policy extends to all employees and officers of the Company and its subsidiaries, their respective Boards of Directors, and those authorized to speak on the Company's behalf ("Covered Persons").

A Covered Person is responsible for trading by spouses, minor children, certain other family members, other members of a person's household and entities controlled by Covered Persons.

This Policy supplements, and does not replace, applicable securities laws in respect of insider trading.

2. Insider Trading and Tipping

Any Director, officer or employee of the Company or a subsidiary of the Company who knows of material information that has not been publicly disclosed by the Company must not:

  trade in the Company's securities;
  disclose the material information to another person (a "tippee"), except in accordance with the Communication and Corporate Disclosure Policy;  or recommend or encourage another person to trade securities of the Company.

The terms "trade" or "trading" include the purchase and sale of the common shares of the Company (including derivative securities), the exercise of stock options and warrants granted by the Company and transactions involving any other type of security the Company may issue.

The term "material information" refers to any information relating to the business and affairs of the Company that results in, or would reasonably be expected to result in, a change in the market price or value of the Company's securities, or that a reasonable investor would consider important in making an investment decision.  In short, any information that could reasonably affect the price of stock should be considered material.

Materiality judgments involve considering a number of factors which cannot be captured in a simple bright-line standard or test. These include the nature of the information itself, the volatility of the Company's securities and prevailing market conditions. The materiality of a particular event or piece of information varies between companies according to their size, the nature of their operations and many other factors. An event which is "significant" or "major" for a smaller company may not be material to a larger company. A good rule of thumb is that if the information would influence a person's decision to buy or sell securities of the Company, the information is probably material. You should err on the side of caution in such matters. If you are uncertain about whether the information is material, you are directed to immediately contact the Chief Financial Officer or the Chief Executive Officer before disclosing it to anyone.

Any trading contrary to the restrictions above will constitute a breach of securities laws and may result in liability for the person involved and the Company. To protect the Company and its staff, the Company's Policy is set forth below.

3. Trading in Securities and Tipping

Blackout Period

You must not trade in securities of the Company during any "blackout" period announced by e-mail by the Chief Financial Officer or Corporate Secretary. No reason for the trading restriction is required to be provided.

If a "blackout" is imposed as a result of the dissemination of a press release, the "blackout" will be lifted 24 to 48 hours after dissemination of the press release, at the Chief Financial Officer's discretion.

If, during a "blackout" period, you, as a Covered Person, wish to be permitted to exercise stock options granted to you under the Company's Equity Incentive Plan or exercise your outstanding share purchase warrants of the Company you must make written application to the Company's Chief Financial Officer. The Chief Financial Officer will consider the circumstances under which the application is made and advise you in writing of their decision. If the Chief Financial Officer grants you permission to exercise your stock options or warrants during a "blackout" period, you will be prohibited from selling any securities of the Company acquired as a result of such exercise until the "blackout" period has ended.

Employees who are not aware of undisclosed material information may apply to the Chief Financial Officer for approval to trade during a "blackout" period. However, this approval may be withheld without providing the employee with the reason for such decision.

Regardless of whether the Company is in a Blackout Period or not, if any officer or Director has an intention of trading shares of the Company, they shall consult the Chief Executive Officer and Chief Financial Officer before executing on any trade.

Material Non-public Information

If you, as a Director, officer or employee or person in a "special relationship" (as defined under applicable securities legislation), have actual knowledge of material undisclosed information relating to the Company and its subsidiaries, you must not trade, either directly or indirectly, in securities of the Company until the information is publicly disclosed.

Insider Reports

Directors and Officers must file all required insider reports or other required reports of trades with the applicable securities commissions within the time periods mandated by securities legislation, such reports to be filed electronically using the System for Electronic Disclosure by Insiders (SEDI).

The Company's Corporate Secretary can assist with the filing of a SEDI report; however, the accuracy and timeliness of the filing remains the Director/Officer's sole responsibility.

Other Trading Restrictions

Rapid buying and selling of the Company's securities is strongly discouraged because of the possible perception of trading on undisclosed material information.

Because we believe it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving Company stock, Covered Persons should not engage in any of the following activities with respect to securities of the Company:

  trading in securities on a short-term basis - any Company shares purchased by any personnel in the open market should be acquired with the mindset of holding these shares for a minimum duration of not less than six months and ideally longer, unless (in the case of employees who are not officers or directors) the sale results from personal emergency and the holding period is waived by the Company's Chief Financial Officer;
  short sales; and
  buying or selling puts or calls.

From time to time, additional trading restrictions may come into effect as part of financing arrangements entered into by the Company. These restrictions will be communicated by the Chief Financial Officer or Corporate Secretary to all Directors, Officers and employees to which the restrictions apply.

Securities of Other Public Companies

It is important to inform you that the insider trading restrictions generally described in this Policy also apply to trading by Directors, officers and employees of the Company and its subsidiaries in securities of publicly traded companies with which the Company has a significant business relationship or with which the Company is proposing to enter into a business transaction. If, in the performance of your duties, you have knowledge of undisclosed material information relating to another publicly traded company, then you are expressly prohibited from trading in securities of that publicly traded company until the material information has been publicly disclosed and a reasonable period of time has elapsed after disclosure to allow the public to evaluate its significance.

As a general guideline, when a transaction with another public company is "imminent", Directors, officers and employees of the Company may not engage in trading of the securities of the other public company.

4. Liabilities and Consequences

Liability arises for trading securities on the basis of material information which has not been disclosed to the public or for disclosing material information to persons who use it for the purposes of trading or passing it on to others, if the information is material within the meaning of the securities laws. Do not rely on your own judgment as to whether particular information is material. Information which may be material includes financial results, negotiations concerning contracts with outside parties, possible dispositions or acquisitions of significant assets or other corporations or businesses, results of exploration activities including drill results, financings, important personnel changes, or litigation.

If you fail to observe these corporate policies, the Company may take disciplinary action, which could result in termination of employment or implementation of a probationary period. In some circumstances, the Company may exercise its right to recover performance-based compensation as described in the Company's Compensation Recovery Policy. The Company is also entitled to pursue legal remedies through the courts. If appropriate, the Company will also report the matter to the appropriate regulatory authorities, which may result in a wide range of penalties, including: (a) fines and penal sanctions; (b) civil actions for damages; (c) an accounting to the Company for any benefit or advantage received; and (d) administrative sanctions by securities commissions, such as cease trade orders and removal of exemptions.

The consequences for violating these Guidelines and applicable securities laws may be severe. Under Canadian and United States securities laws, an individual who engages in insider trading may be fined or imprisoned and may face civil liability.

Late filing of insider reports will result in fines levied by the securities commission.

If you receive a report containing, or become privy to, material information, you must promptly advise the Company's Chief Executive Officer or Chief Financial Officer and must maintain the confidentiality of such material information in accordance with the Company's Communications and Corporate Disclosure Policy.

Directors, officers and certain employees are required to acknowledge that they have read this Policy annually.

If you have questions about the interpretation of this Policy, please contact the Chief Financial Officer of the Company.

APPROVED AND ADOPTED by the Board of Directors of INTEGRA RESOURCES CORP. on March 12, 2018.

REVISED by the Board of Directors of INTEGRA RESOURCES CORP. on May 6, 2019.

REVISED by the Board of Directors of INTEGRA RESOURCES CORP. on June 30, 2020.

REVISED by the Board of Directors of INTEGRA RESOURCES CORP. on August 11, 2021.

REVIEWED by the Board of Directors of INTEGRA RESOURCES CORP. on May 16, 2022.

REVIEWED by the Board of Directors of INTEGRA RESOURCES CORP. on May 11, 2023.

COMPLIANCE CERTIFICATE

I have read and understand the Integra Insider Trading Policy (the "Policy"). I will adhere in all respects to the standards described in this Policy. I further confirm my understanding that any violation of this Policy will subject me to appropriate disciplinary action, which may include reprimand, suspension, or discharge. Execution of this certificate does not constitute a waiver of any other rights I may have by law or contract.

I have not violated the provisions of this Policy and am not aware of any violations of the Policy as of the date hereof.

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